AMENDMENT NO. 3 TO

AMENDED AND RESTATED DISTRIBUTION CONTRACT

AMENDMENT dated June 18, 2019 to the Amended and Restated Distribution Contract (the “Contract”) entered into on March 21, 2018, as amended June 14, 2018 and September 25, 2018, by and between PIMCO Flexible Credit Income Fund (“PFLEX”), PIMCO Flexible Municipal Income Fund (“PMFLX,” and, together with PFLEX, the “Funds”) and PIMCO Investments LLC (the “Distributor”). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Contract and Amendment described herein.

WHEREAS, the Distributor serves as the distributor of shares of the Funds pursuant to the Contract; and

WHEREAS, the parties agree to amend the Contract to add Class A-3 shares for PFLEX.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Contract pursuant to the terms thereof, as follows:

I.	Schedule A

The Funds and the Distributor hereby agree to amend the Contract to make certain changes to Schedule A. Accordingly, the current Schedule A is replaced with the new Schedule A attached hereto.

II.	Other

Except as expressly provided herein, the Contract shall remain in full force and effect in accordance with its terms.

The parties represent and warrant that all of the representations, warranties and undertakings made in the Contract continue to be true as of the date of this Amendment and will continue in full force and effect until further notice.

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IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.

EACH FUND LISTED IN SCHEDULE A HERETO (with respect to each Fund, severally and neither jointly nor jointly and severally with any other Fund)

/s/ Eric D. Johnson
By:	Eric D. Johnson
Title:	President

ACCEPTED:

PIMCO INVESTMENTS LLC

/s/ Eric Sutherland
By:	Eric Sutherland
Title:	President

Schedule A

List of PIMCO-Sponsored Interval Funds

Fund	Effective Date	Share Class(es)

PIMCO Flexible Credit Income Fund	December 14, 2016	Institutional Class Class A Class A-3

PIMCO Flexible Municipal Income Fund	March 21, 2018	Institutional Class Class A-1 Class A-2

As amended: June 18, 2019